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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ERESOURCE CAPITAL GROUP, INC.

         eResource Capital Group, Inc. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

         FIRST:   That the present name of the Corporation is eResource Capital
Group, Inc., said Corporation was originally incorporated under the name Keystone Medical Corp. and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 20, 1982 (the "ORIGINAL CERTIFICATE OF INCORPORATION");

         SECOND: That the Corporation, from time to time, has duly amended its Original Certificate of Incorporation and has filed the requisite Certificates of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware;

         THIRD:   That, at the annual meeting of the Corporation's Board of
Directors held on January 19, 2001, resolutions were duly adopted by the Corporation's Board of Directors setting forth this proposed restated certificate of incorporation of said Corporation (the "RESTATED CERTIFICATE OF INCORPORATION");

         FOURTH: That this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation;

         FIFTH:   That this Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the DGCL; and

         That the text of the Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:


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                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ERESOURCE CAPITAL GROUP, INC.

                                    ARTICLE I

The name of the Corporation is eResource Capital Group, Inc.

                                   ARTICLE II

The registered office of the Corporation is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801-1120 and the Corporation's resident agent at such address is The Corporation Trust Company.

                                   ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

(A) The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is 210,000,000 shares, of which 200,000,000 shares shall be common stock of the par value of $.04 per share (the "COMMON STOCK") and 10,000,000 shares of preferred stock of the par value of $.01 per share (the "PREFERRED STOCK").

(B) The Board, or a duly authorized committee thereof, is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include but nor be limited to, determination of the following:

         (1) the number of shares constituting that series and the distinctive designation of that series;

         (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;


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         (3)      whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

         (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (6) whether that series shall have a sinking fund for the redemption or purchase of that series, and if so, the terms and amount of such sinking fund;

         (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (8) any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holder of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                                    ARTICLE V

The Board of Directors is authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation.

                                   ARTICLE VI

No Director shall be personally liable to the corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DCGL or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability he or she (i) shall have breached his duty of loyalty to the corporation of its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall


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not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of the certificate of incorporation inconsistent with this Article VI shall eliminate or reduce the effect of this
Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Restated Certificate of Incorporation to be signed by a duly authorized officer as of this 19th day of January, 2001.

                                       ERESOURCE CAPITAL GROUP, INC.



                                       By:
                                          --------------------------------------
                                            Michael D. Pruitt
                                            Its: Chief Executive Officer


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